FOR IMMEDIATE RELEASE
        November 12, 1996

                                      News Media Contact: Robert C. Fort
                                      (757) 629-2714

        GOODE CALLS ON SHAREHOLDERS, INVESTMENT COMMUNITY TO
        SUPPORT NORFOLK SOUTHERN'S OFFER

        NEW YORK, NEW YORK -- Norfolk Southern Chairman, President and Chief Executive Officer David R. Goode today called on Conrail shareholders and the investment community to make their voices heard in support of Norfolk Southern's all-cash $110 per-share offer to purchase Conrail.

             Addressing the Salomon Brothers Transportation
        Conference, Goode said that a combination of Norfolk
        Southern and Conrail is in everyone's best interest, adding it's just crystal clear that shareholders of both companies would benefit from Norfolk Southern's superior offer.

             Goode said that Norfolk Southern and Conrail people together will deliver the kind of performance that will benefit not only our shareholders, but also shippers.

             Goode said three conditions stand in the way of Norfolk Southern proceeding with its offer, all of which could easily be met by Conrail's directors, except to the extent that they have tied their own hands in the agreement with CSX.

             Those conditions are: First, that Conrail lift the poison pill for Norfolk Southern, as it has for CSX; second, that it stop hiding behind Pennsylvania law, and third, that it terminate its proposed deal with CSX.

             Goode urged the investment community to speak up to Conrail directors, shareholders and the public in support of Norfolk Southern's offer.

              Let them know that you are troubled that the CSX / Conrail plan could be pushed through, depriving Conrail shareholders of the best offer, Goode said. Tell them you don't want this deal to become a template for other coercive mergers down the road, and let them know that a like-it or lump-it posture is unacceptable.

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